Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

February 7, 2007	Contact: Christian E. Rothe
Director, Strategic Planning and Development
(217) 228-8224
GARDNER DENVER, INC. REPORTS RECORD REVENUES AND EARNINGS FOR THE
FOURTH QUARTER AND FULL YEAR 2006:
Outstanding Cash Flow from Operations Drives Further Debt Reduction
Full Year 2006 Results Compared to Full Year 2005:
•	Revenues increase 37 percent

•	Net income increases 99 percent

•	Diluted earnings per share increase 82 percent

•	Total debt decreases more than $161 million from December 31, 2005
QUINCY, IL (February 7, 2007) — Gardner Denver, Inc. (NYSE: GDI) announced that revenues and net income for the year ended December 31, 2006 were $1.7 billion and $132.9 million, respectively, the Company’s highest level ever. Diluted earnings per share (“DEPS”) for the twelve months of 2006 were $2.49, 82 percent higher than the comparable period of 2005. Total debt was reduced by $161.5 million during 2006, driven by cash generated from operating activities of approximately $167 million and the rationalization of cash balances at a number of the Company’s non-U.S. locations. Revenues for the three months ended December 31, 2006 were $439.5 million, a 19 percent increase compared with the fourth quarter of the previous year, primarily as a result of organic revenue growth. Net income for the three months ended December 31, 2006 was $37.3 million, a 47 percent increase compared to the same period last year, reflecting the incremental flow through profitability of the organic revenue growth and operational improvements, including the benefits from acquisition integration activities. Diluted earnings per share for the three months ended December 31, 2006 were $0.70, 46 percent higher than the fourth quarter of 2005. Current and prior year DEPS and all share amounts presented in this press release reflect the effect of the two-for-one stock split (in the form of a stock dividend) that was completed on June 1, 2006.
CEO’s Comments Regarding Results
“I am pleased to report that 2006 was another outstanding year for Gardner Denver, achieving record results in orders, revenues, net income and cash flow from operations,” said Ross J. Centanni, Chairman, President and CEO. “Strategic acquisitions completed during the last three years have diversified our customer base into higher-growth end markets that are supported with broader distribution channels on a global basis. This has resulted in strong organic revenue growth in both of our reportable segments. For the full-year 2006, compared to 2005, revenues increased 37 percent, reflecting the benefit of both acquisitions and strong organic growth. For the fourth quarter of 2006, compared to the same period of 2005, revenues increased 19 percent, most of which was derived organically. More importantly, as a result of cost reductions and leveraging our costs, net income grew more than two times faster than revenues.
“During 2006, we used cash flow from operating activities and cash remitted from certain of our non-U.S. locations to repay debt, reducing debt to total capital to 32.3 percent. As a result of the Company’s reduced debt level and the progress made to date integrating previously completed acquisitions, we believe we are well positioned to begin proactively seeking strategic acquisitions.”
Mr. Centanni continued, “Demand during the fourth quarter was strong across nearly all end market segments and geographic regions, with the exception of some expected slowing in orders for blowers used on Class 8 trucks in North America. However, this slowdown was more than offset by increased orders for industrial products in Europe and Asia and for environmental applications in the U.S. My outlook remains positive for the first half of 2007 and cautiously optimistic for the second half of the year. I expect continued growth from Europe and Asia and from environmental applications in the U.S., tempered somewhat by a slowing rate of growth in North America for general industrial applications. Orders for drilling and well stimulation pumps remained strong in the fourth quarter of 2006 and our production capacity for some of these products is already booked through the end of 2007.
“Operationally, I am pleased to report that we increased our use of low-cost country sourcing during the year, with more improvements expected in 2007. Our integration projects are substantially on schedule. We have begun shipping product that was previously manufactured in Nuremberg, Germany from our facilities in China and Brazil. We continue to improve our operating efficiencies at these latter two facilities as our workforce gains additional experience with new product lines. By the end of the second quarter of 2007, we expect to have achieved the full benefit of this initiative, realizing annualized savings in excess of $3 million,” said Mr. Centanni.
“Additionally, we have substantially completed the relocation of the production of mobile blowers from Germany to the U.K. and continue to work on operational improvements as this product line is fully integrated and rationalized,” said Mr. Centanni. “We have also begun implementing manufacturing process improvements in Germany and expect to realize cost savings of approximately $6.4 million annually by the fourth quarter of 2007 when we complete the manufacturing integration of Thomas Industries’ non-U.S. locations. In December, we closed a small Thomas Industries manufacturing facility in the U.S. and relocated production into previously existing sites and expect to begin to see overhead cost savings associated with this project in the first quarter of 2007.

“Throughout 2006, we continued to increase manufacturing output, revenues and segment operating margin(1). As a result of improved profitability and asset management, our return on equity (defined as net income divided by average equity) increased to 17.6 percent for the full year 2006, compared to 12.6 percent for the full year 2005.”
In January 2007, Gardner Denver was included in Forbes magazine’s list of the “400 Best Big Companies in America”. Forbes’ selection process included reviews of financial metrics, Wall Street forecasts, corporate governance ratings and other public information. Mr. Centanni stated, “We are honored by Forbes’ recognition as a member of its “Platinum 400,” which would have not been possible without the hard work and dedication of our employees around the world.” Additionally, Gardner Denver was recognized among Fortune magazine’s “100 Fastest Growing Companies” and Forbes magazine’s list of “100 Best Mid-Cap Stocks” for 2006.
Outlook
“At present, manufacturing capacity utilization rates in the U.S., as published by the Federal Reserve Board, remain above 80%, which has historically indicated a good demand environment for industrial equipment such as compressors and blowers. However, we expect the industrial production rate of growth to slow in the U.S. throughout 2007,” said Mr. Centanni. “We continue to see growing industrial demand in Europe and on-going strength in Asia. As a result of these growth expectations and increasing demand anticipated in the U.S. for environmental applications, we believe that the industrial portion of our business will continue to grow in 2007, although at a slower rate than realized in 2006.
“We continue to have good visibility of the demand for our oil and natural gas well drilling and servicing products. Based on input from our customers, we anticipate demand for well servicing pumps to grow in 2007, compared to 2006, and we have invested in key machine tools in order to increase our production capacities accordingly. At this point, we are uncertain about the level of drilling pump demand in the second half of 2007, but have the flexibility to reduce the levels of previously outsourced production if demand were to decline,” said Mr. Centanni.
“Based on our current economic outlook, existing backlog, and expected operational improvements from integration projects, we are narrowing our full-year 2007 DEPS outlook range to $2.75 to $2.85, with first quarter DEPS expected to be $0.62 to $0.68. The midpoint of the DEPS range for the first quarter of 2007 ($0.65) represents a 14 percent increase over the same period of 2006. The midpoint of the DEPS range for the full-year 2007 ($2.80) represents a 12 percent increase over the 2006 results. Based on current expectations for the sources and magnitude of earnings in 2007, the effective tax rate assumed in the DEPS guidance for 2007 is 33 percent.”

(1)	Segment operating earnings (defined as revenues less cost of sales (excluding depreciation and amortization), depreciation and amortization, and selling and administrative expenses), and segment operating margin (defined as segment operating earnings divided by segment revenues) are indicative of short-term operational performance and ongoing profitability. For a reconciliation of segment operating earnings to consolidated income before income taxes, see “Business Segment Results.”

Fourth Quarter Results
Revenues increased $70.3 million (19 percent) to $439.5 million for the three months ended December 31, 2006, compared to the same period of 2005. Compressor and Vacuum Products segment revenues increased 13 percent for the three-month period of 2006, compared to the previous year, as a result of higher volume in all product lines except mobile blowers sold in the U.S., favorable changes in currency exchange rates and price increases. Fluid Transfer Products segment revenues increased 44 percent for the three months ended December 31, 2006, compared to the same period of 2005. Revenue expansion occurred across all product lines, with particular growth in drilling and well servicing pumps attributable to manufacturing and supply chain improvements, increased outsourcing and price increases. The acquisition of the Todo Group in January 2006 also contributed marginally to revenue growth in this segment (See Selected Financial Data Schedule).
Compressor and Vacuum Products orders for the three-month period ended December 31, 2006 were $21.4 million (7 percent) higher than the same period of the previous year due to favorable changes in exchange rates and organic growth. Backlog in this reportable segment was 20 percent higher than at December 31, 2005.
Orders for Fluid Transfer Products for the three months ended December 31, 2006 were $14.6 million (18 percent) higher than the same period of the previous year primarily due to pricing, organic growth and acquisitions. Backlog for Fluid Transfer products increased 13 percent to $186.4 million when compared to December 31, 2005.
Cost of sales (excluding depreciation and amortization) as a percentage of revenues improved to 64.5 percent in the three-month period ended December 31, 2006, from 66.0 percent in the same period of 2005. This improvement was attributable to cost reduction initiatives and leveraging fixed and semi-fixed costs over additional production volume. Favorable sales mix also contributed to the improvement as the fourth quarter of 2006 included a higher percentage of drilling pump and replacement pump parts shipments than the previous year and these products have cost of sales (excluding depreciation and amortization) percentages below the Company’s average.
As a percentage of revenues, selling and administrative expenses improved to 17.6 percent for the three-month period ended December 31, 2006, compared to 18.2 percent for the same period of 2005 as a result of cost control initiatives and leveraging the revenue growth. Selling and administrative expenses increased $10.2 million in the three-month period ended December 31, 2006 to $77.3 million, as compared to the same period of 2005, primarily due to compensation and benefit expense increases. Severance and integration costs ($3.0 million) and incremental expenses resulting from the implementation of SFAS 123 (R) ($0.8 million) also contributed to the increase. These increases were partially offset by cost reductions realized through completed integration initiatives. Certain year-end adjustments, including a reduction to pension expense to reflect the final actuarial valuations of the benefit plans assumed in the Thomas acquisition, reduced selling and administrative expenses approximately $2.4 million in the fourth quarter of 2005.

Segment operating earnings(1) as a percentage of revenues (segment operating margin) for the Compressor and Vacuum Products segment were 11.1 percent in the three months ended December 31, 2006, an increase from 10.5 percent in the same period of 2005, despite the severance and integration costs. The Fluid Transfer Products segment generated operating margin of 28.3 percent in the three months ended December 31, 2006, an increase from 21.0 percent in the fourth quarter of 2005, and a new record level for this reportable segment. The improved results for each reportable segment reflect the significant leveraging of selling and administrative expenses over higher revenues and the cost reductions realized to date through acquisition integration. Price increases and favorable mix resulting from the increased sales of petroleum pumps also contributed to the improved operating margin for the Fluid Transfer Products segment.
Interest expense decreased $2.0 million (18 percent) to $8.8 million for the three months ended December 31, 2006, compared to the same period of 2005, due to lower borrowing levels partially offset by higher short-term interest rates.
Net income for the three months ended December 31, 2006 increased $12.0 million (47 percent) to $37.3 million, compared to $25.3 million in same period of 2005. This improvement occurred despite the additional expense resulting from the implementation of SFAS 123 (R) and a higher effective tax rate (35.6 percent) than in the same period of 2005 (30.0 percent). The increase in the effective tax rate primarily reflects higher year over year pre-tax income generated by the Company’s operations in the United States and Germany, which is taxed at higher rates than the Company’s effective tax rate in 2005. Incremental taxes on cash repatriated from certain of the Company’s non-U.S. subsidiaries also contributed to the higher effective tax rate in the three-month period of 2006. DEPS for the three-month period of 2006 were $0.70, 46 percent higher than the comparable period of the previous year as a result of the increased net income.
Twelve Month Results
Revenues increased $454.6 million (37 percent) to $1.7 billion in 2006, compared to $1.2 billion in 2005. This increase resulted from both acquisitions and organic growth. Incremental volume and the related benefit of increased cost leverage over a higher revenue base, and favorable sales mix, resulted in improved cost of sales (excluding depreciation and amortization) as a percentage of revenues, which decreased from 67.0 percent in 2005 to 64.9 percent in 2006. Declines in productivity related to acquisition integration efforts partially offset some of these improvements.
As a percentage of revenues, selling and administrative expenses improved to 17.8 percent in 2006, from 20.0 percent in 2005, as a result of cost control initiatives and leveraging revenue growth. Selling and administrative expenses increased $55.5 million in 2006 to $297.8 million, due to the incremental effect of acquisitions ($41.7 million) and higher compensation and benefit costs, partially offset by cost reductions realized through integration initiatives. Severance and integration costs ($4.6 million) and expenses resulting from the implementation of SFAS 123 (R) ($5.3 million) also contributed to the increase for the year.
Interest expense increased $6.9 million to $37.4 million in 2006, compared to 2005, due to higher average borrowings and average rates during the year. Income taxes increased in 2006, compared to the previous year, due to higher pretax income and a higher effective tax rate in 2006 (33.8 percent) than in 2005 (30.0 percent).
Net income increased $66.0 million (99 percent) to $132.9 million, compared to $67.0 million in 2005. Diluted earnings per share for the twelve months of 2006 were $2.49, 82 percent higher than the previous year. The increases in net income and DEPS were primarily attributable to organic revenue growth, cost reductions (including those associated with integrating previously acquired businesses) and acquisitions (net of interest expense related to financing the purchase price). DEPS for the twelve months ended December 31, 2006 were reduced $0.07 due to the recognition of stock-based compensation expense in accordance with SFAS 123(R). Compared to the previous year, DEPS for 2006 were also reduced as a result of having a greater number of average shares outstanding.
Cash provided by operating activities was approximately $167 million in 2006, 45 percent higher than $115 million generated in 2005. The improvement in cash provided by operating activities reflects increased earnings, partially offset by volume-related increases in working capital and cash payments associated with integration initiatives. Days sales outstanding for the fourth quarter of 2006 were 55, compared to 57 for the same period of 2005. Inventory turnover was 5.0 times in the fourth quarter of 2006 compared with 4.7 times for the same period of 2005. Opportunities for further improvement in inventory turnover exist through the expanded use of lean manufacturing techniques, continued supply chain improvements and consumption of inventory previously positioned to avoid disruptions during the recent manufacturing relocations.
The Company invested approximately $41.1 million in capital expenditures in 2006, compared to $35.5 million in the same period of 2005. Spending for 2006 was slightly less than previously expected, due primarily to the timing of payments for integration activities. In 2007, capital spending is expected to be approximately $45 million to $50 million, reflecting carryover spending on the integration projects and ongoing operational improvement projects. During 2006, the Company used approximately $92 million in excess cash from its non-U.S. subsidiaries to reduce debt. Total debt as of December 31, 2006 was $407.2 million, $161.5 million less than total debt as of December 31, 2005. As of December 31, 2006, debt to total capital was 32.3 percent, compared to 46.4 percent on December 31, 2005.

Cautionary Statement Regarding Forward-Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements made under the “CEO’s Comments Regarding Results,” “Outlook,” “Fourth Quarter Results” and “Twelve Month Results” sections. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements.
The following uncertainties and factors, among others, could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements: (1) the ability to effectively integrate acquisitions, including product and manufacturing rationalization initiatives, and realize anticipated cost savings, synergies and revenue enhancements; (2) the risk that the Company may incur significant cash integration costs to achieve any such cost savings; (3) the Company’s exposure to economic downturns and market cycles, particularly the level of oil and natural gas prices and oil and gas drilling and production, which affect demand for the Company’s petroleum products, and industrial production and manufacturing capacity utilization rates, which affect demand for the Company’s compressor and vacuum products; (4) the risks of large or rapid increases in raw material costs or substantial decreases in their availability, and the Company’s dependence on particular suppliers, particularly iron casting and other metal suppliers; (5) the risks associated with intense competition in the Company’s markets, particularly the pricing of the Company’s products; (6) the Company’s ability to continue to identify and complete other strategic acquisitions and effectively integrate such acquisitions to achieve desired financial benefits; (7) economic, political and other risks associated with the Company’s international sales and operations, including changes in currency exchange rates (primarily between the U.S. dollar, the Euro, the British pound and the Chinese yuan); (8) changes in the availability or costs of new financing to support the Company’s operations and future investments; (9) the risks associated with pending asbestos and silicosis personal injury lawsuits, as well as other potential product liability and warranty claims due to the nature of the Company’s products; (10) the risks associated with environmental compliance costs and liabilities; (11) the ability to attract and retain quality management personnel; (12) the ability to avoid employee work stoppages and other labor difficulties; (13) the risks associated with defending against potential intellectual property claims and enforcing intellectual property rights; (14) market performance of pension plan assets and changes in discount rates used for actuarial assumptions in pension and other postretirement obligation and expense calculations; (15) the risk of possible future charges if the Company determines that the value of goodwill or other intangible assets has been impaired; and (16) changes in laws and regulations, including accounting standards, tax requirements and related interpretations or guidance. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.
Comparisons of the financial results for the three and twelve-month periods ended December 31, 2006 and 2005 follow.
Gardner Denver will broadcast a conference call to discuss fourth quarter earnings on Thursday, February 8, 2007 at 9:30 a.m. Eastern time through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Relations page on the Gardner Denver website (www.gardnerdenver.com) or through Thomson StreetEvents at www.earnings.com.
Gardner Denver, Inc., with 2006 revenues of $1.7 billion, is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial markets, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.gardnerdenver.com).

GARDNER DENVER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
	2006	2005	Change	2006	2005	Change

Revenues	$439,542	$369,287	19	$1,669,176	$1,214,552	37

Costs and expenses:
Cost of sales (excluding depreciation and amortization)	283,619	243,778	16	1,084,057	813,227	33
Depreciation and amortization	12,682	12,506	1	52,209	38,322	36
Selling and administrative expenses	77,306	67,123	15	297,837	242,368	23
Interest expense	8,805	10,791	(18)	37,379	30,433	23
Other income, net	(766)	(1,104)	(31)	(2,921)	(5,442)	(46)

Total costs and expenses	381,646	333,094	15	1,468,561	1,118,908	31

Income before income taxes	57,896	36,193	60	200,615	95,644	110
Provision for income taxes	20,601	10,858	90	67,707	28,693	136

Net income	$37,295	$25,335	47	$132,908	$66,951	99

Basic earnings per share (1)	$0.71	$0.49	45	$2.54	$1.40	81

Diluted earnings per share (1)	$0.70	$0.48	46	$2.49	$1.37	82

Basic weighted average number of shares outstanding (1)	52,547	51,951		52,330	47,828

Diluted weighted average number of shares outstanding (1)	53,641	53,045		53,460	48,910

Shares outstanding as of December 31(1)	52,626	51,999

(1)	Current and prior year amounts reflect the effect of a two-for-one stock split (in the form of a stock dividend) completed on June 1, 2006.

GARDNER DENVER, INC.
CONDENSED BALANCE SHEET ITEMS
(in thousands, except percentages)
(Unaudited)

			%
	12/31/2006	9/30/2006	Change	12/31/2005
Cash and equivalents	$62,331	$86,024	(28)	$110,906
Accounts receivable, net	261,115	271,677	(4)	229,467
Inventories, net	225,067	228,555	(2)	207,326
Total current assets	579,718	630,070	(8)	586,267
Total assets	1,750,231	1,794,931	(2)	1,715,060
Short-term debt and current maturities of long-term debt	23,789	32,034	(26)	26,081
Accounts payable and accrued liabilities	302,555	300,985	1	287,763
Total current liabilities	326,344	333,019	(2)	313,844
Long-term debt, less current maturities	383,459	459,197	(16)	542,641
Total liabilities	897,701	997,278	(10)	1,056,771
Total stockholders’ equity	$852,530	$797,653	7	$658,289

GARDNER DENVER, INC.
BUSINESS SEGMENT RESULTS
(in thousands, except percentages)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
	2006	2005	Change	2006	2005	Change
Compressor and Vacuum Products

Revenues	$340,576	$300,793	13	$1,310,505	$982,476	33
Operating earnings	37,914	31,476	20	140,805	83,093	69
% of revenues	11.1%	10.5%		10.7%	8.5%
Orders	330,675	309,257	7	1,348,521	1,026,903	31
Backlog	354,266	295,997	20	354,266	295,997	20

Fluid Transfer Products

Revenues	98,966	68,494	44	358,671	232,076	55
Operating earnings	28,021	14,404	95	94,268	37,542	151
% of revenues	28.3%	21.0%		26.3%	16.2%
Orders	94,812	80,260	18	377,127	344,100	10
Backlog	186,353	164,446	13	186,353	164,446	13

Reconciliation of Segment Results to Consolidated Results

Compressor and Vacuum Products operating earnings	$37,914	$31,476		$140,805	$83,093
Fluid Transfer Products operating earnings	28,021	14,404		94,268	37,542

Total segment operating earnings	65,935	45,880		235,073	120,635
Interest expense	8,805	10,791		37,379	30,433
Other income, net	(766)	(1,104)		(2,921)	(5,442)

Income before income taxes	$57,896	$36,193		$200,615	$95,644

Income before income taxes as a percentage of revenues	13.2%	9.8%		12.0%	7.9%

The Company has determined its reportable segments in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” The Company evaluates the performance of its reportable segments based on income before interest expense, other income, net, and income taxes. Reportable segment operating earnings (defined as revenues less cost of sales (excluding depreciation and amortization), depreciation and amortization, and selling and administrative expenses) and segment operating margin (defined as segment operating earnings divided by revenues) are indicative of short-term operating performance and ongoing profitability. Management closely monitors the operating earnings of its reportable segments to evaluate past performance, management performance and compensation, and actions required to improve profitability.

GARDNER DENVER, INC.
SELECTED FINANCIAL DATA SCHEDULE
(in millions, except percentages)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
		%		%
	$ Millions	Change	$ Millions	Change
Compressor and Vacuum Products
2005 Revenues	300.8		982.5
Incremental effect of acquisitions	—	—	218.2	22
Effect of currency exchange rates	14.6	5	15.1	1
Organic growth	25.2	8	94.7	10

2006 Revenues	340.6	13	1,310.5	33

2005 Orders	309.3		1,026.9
Incremental effect of acquisitions	—	—	218.9	21
Effect of currency exchange rates	13.0	4	13.5	1
Organic growth	8.4	3	89.2	9

2006 Orders	330.7	7	1,348.5	31

Backlog as of 12/31/05	296.0
Incremental effect of acquisitions	—	—
Effect of currency exchange rates	20.0	7
Organic growth	38.3	13

Backlog as of 12/31/06	354.3	20

Fluid Transfer Products
2005 Revenues	68.5		232.1
Incremental effect of acquisitions	3.1	4	14.3	6
Effect of currency exchange rates	1.3	2	1.2	1
Organic growth	26.1	38	111.1	48

2006 Revenues	99.0	44	358.7	55

2005 Orders	80.3		344.1
Incremental effect of acquisitions	3.3	4	14.7	4
Effect of currency exchange rates	0.8	1	(0.1)	—
Organic growth	10.4	13	18.4	6

2006 Orders	94.8	18	377.1	10

Backlog as of 12/31/05	164.4
Incremental effect of acquisitions	1.3	1
Effect of currency exchange rates	1.9	1
Organic growth	18.8	11

Backlog as of 12/31/06	186.4	13

Consolidated Revenues
2005	369.3		1,214.6
Incremental effect of acquisitions	3.1	1	232.5	19
Effect of currency exchange rates	15.9	4	16.3	1
Organic growth	51.2	14	205.8	17

2006	439.5	19	1,669.2	37

GARDNER DENVER, INC.
SELECTED FINANCIAL DATA SCHEDULE
(in millions, except percentages)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
		%	% of		%	% of
	$ Millions	Change	Revenues	$ Millions	Change	Revenues
Segment Operating Earnings
2005 Compressor and Vacuum Operating Earnings	31.5		10.5	83.1		8.5
Incremental effect of acquisitions	—	—	—	23.0	28	10.5
Other changes	6.4	20		34.7	41

2006 Compressor and Vacuum Operating Earnings	37.9	20	11.1	140.8	69	10.7

2005 Fluid Transfer Operating Earnings	14.4		21.0	37.5		16.2
Incremental effect of acquisitions	0.8	6	25.8	2.7	7	18.9
Other changes	12.8	89		54.1	144

2006 Fluid Transfer Operating Earnings	28.0	95	28.3	94.3	151	26.3

Depreciation & Amortization
2005	12.5		3.4	38.3		3.2
Incremental effect of acquisitions	—	—	—	12.4	32	5.3
Other changes	0.2	1		1.5	4

2006	12.7	1	2.9	52.2	36	3.1

Selling & Administrative Expenses
2005	67.1		18.2	242.4		20.0
Incremental effect of acquisitions	0.5	1	16.1	41.7	17	17.9
Other changes	9.7	14		13.7	6

2006	77.3	15	17.6	297.8	23	17.8

Total Segment Operating Earnings
2005	45.9		12.4	120.6		9.9
Incremental effect of acquisitions	0.8	2	25.8	25.7	21	11.1
Other changes	19.2	42		88.8	74

2006	65.9	44	15.0	235.1	95	14.1

Net Income
2005	25.3		6.9	67.0		5.5
Incremental effect of acquisitions	0.3	1	9.7	6.3	10	2.7
Other changes	11.7	46		59.6	89

2006	37.3	47	8.5	132.9	99	8.0